------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number  3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Petersen                         Jeffrey
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              1707 Waldemere St.
--------------------------------------------------------------------------------
                                    (Street)

  Sarasota,                            FL                34236
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Central European Distribution Corp. "CEDC"

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     262 02 2165

________________________________________________________________________________
4.   Statement for Month/Year

     6/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                        4.Securities Acquired (A) or   5. Amount of     6. Ownership
                                                          Disposed of (D)                 Securities       Form:
                                          3. Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct     7. Nature of
                                             Code         ----------------------------    Owned at End     (D) or        Indirect
                            2. Transaction   (Instr. 8)                   (A)             of Month         Indirect      Beneficial
1. Title of Security           Date          -----------      Amount      or     Price    (Instr. 3        (I)           Ownership
   (Instr. 3)                  (mm/dd/yy)     Code     V                  (D)             and 4)           (Instr.4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Central European
Distributor Common Stock       6/1/99        P                 500         A     6.75       604,740         D
------------------------------------------------------------------------------------------------------------------------------------
                               6/3/99        P                 500         A     7.13
------------------------------------------------------------------------------------------------------------------------------------
                               6/4/99        P                 500         A     8.00
------------------------------------------------------------------------------------------------------------------------------------
                               6/7/99        P               1,000         A     8.00
------------------------------------------------------------------------------------------------------------------------------------
                               6/8/99        P               1,000         A     8.06
------------------------------------------------------------------------------------------------------------------------------------
                               6/9/99        P               1,000         A     7.94
------------------------------------------------------------------------------------------------------------------------------------
                               6/10/99       P               1,000         A     7.75
------------------------------------------------------------------------------------------------------------------------------------
                               6/10/99       P                 300         A     7.75
------------------------------------------------------------------------------------------------------------------------------------
                               6/10/99       P                 500         A     8.00
------------------------------------------------------------------------------------------------------------------------------------
                               6/10/99       P                 960         A     8.04
------------------------------------------------------------------------------------------------------------------------------------
                               6/11/99       P                 700         A     7.50
------------------------------------------------------------------------------------------------------------------------------------
                               6/15/99       P                 140         A     7.63
------------------------------------------------------------------------------------------------------------------------------------
                               6/16/99       P                 500         A     7.50
------------------------------------------------------------------------------------------------------------------------------------
                               6/16/99       P                 400         A     7.19
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock
 Options                                                                       Common
(Right to buy)      6.50                                     7/30/99  7/30/08  Stock     3,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/ JEFFREY PETERSON                                        June 14, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2